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Merrill Lynch & Co., Inc.

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March 23, 2004

MERRILL LYNCH & CO., INC.

2004 ANNUAL MEETING OF SHAREHOLDERS
MANAGEMENT RECOMMENDATIONS

1.	Election of Directors

•	The Board of Directors recommends a vote FOR the two nominees.

•	Nominees were chosen by the Nominating and Corporate Governance Committee, which consists solely of independent directors.

•
The Board has determined that each nominee is independent within the meaning of Merrill Lynch’s director independence standards and applicable rules of the Securities Exchange Commission and the New York Stock Exchange.

•	All but one of our directors (9 of 10) is independent.

2.	Ratification of Independent Auditor

•	The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor.

•
Our independent auditor reports directly to the Audit Committee, which consists solely of independent directors. While the management may offer recommendations, the Audit Committee has the sole authority to appoint or replace the independent auditor. Commencing this year, the Company will also seek ratification of the appointment by our shareholders.

•
The Audit Committee reviews the independence of the independent auditor and the quality of service at least annually. In reviewing independence, the Audit Committee examines all relationships between the independent auditor and the Company, the rotation of members of the audit engagement team, and the hiring by the Company of former employees of the independent auditor.

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Merrill Lynch has a robust process for approving the retention of any auditing firm to provide professional services. In the case of any services proposed to be provided by our independent auditor, the Audit Committee must pre-approve the scope and fees for such services. The Audit Committee reviews each such request thoroughly to ensure that the scope of the services does not include any prohibited service or otherwise compromise independence, and that the selection of the independent auditor was made solely on the basis of its ability to provide the best service at a competitive price.

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Fees paid to the independent auditor for services other than Audit and Audit-Related services decreased 18% from 2002 to 2003. In 2003, the amounts paid to the independent auditor for Audit and Audit-Related services exceeded the amounts paid for Tax and All Other services.

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In 2004, the Audit Committee set guidelines limiting the use of Deloitte & Touche LLP for any new projects that fall into the “All Other” services category, and a number of projects already in process will be completed. As a result, fees paid for “All Other” services in 2004 are expected to decrease by more than 50% from 2003 levels. This reflects the Audit Committee’s objective of dramatically reducing the use of the independent auditor for these services without the disruption associated with canceling pre-existing projects.

•	We have strengthened our relationships with other accounting firms, significantly increasing our use of such firms for consulting services, and we expect that trend to continue.

3.	Shareholder Proposal 1 on Cumulative Voting

•	The Board of Directors recommends a vote AGAINST Shareholder Proposal 1.

•	Cumulative voting is not in the best interests of all shareholders because it allows for election of directors by small groups with special interests.

•	Cumulative voting may create factionalism among board members and undermine their ability to work together effectively.

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The voting system used by Merrill Lynch and many other companies ensures that each director is elected by shareholders representing a plurality of all the shares voted at the meeting and encourages accountability of each director to all shareholders.

•	9 out of 10 directors on the Merrill Lynch Board are independent, and director nominees are chosen by a committee consisting solely of independent directors.

•	Our proxy statement contains a description of our confidential voting policy and our director nominating process.

4.	Shareholder Proposal 2 on Independent Chairman

•
The International Brotherhood of Teamsters has proposed the adoption of a shareholder resolution urging the Merrill Lynch Board to amend our By-laws to require an independent director who has not served as CEO serve as Chairman of the Board.

•	Stan O’Neal, our Chief Executive Officer, serves as Chairman of the Board. All of the other nine directors are independent.

•
Our Board considered the separation of these offices when it adopted our Corporate Governance Guidelines in January 2003. The Board concluded that the combination or separation of these offices should continue to be considered as part of the succession planning process and that it is in the best interests of the Company for the Board to have the flexibility to make the determination in light of the prevailing circumstances.

•
In addition, we believe there are a number of Board practices at Merrill Lynch that address the concerns underlying the proponent’s proposal, and that these practices facilitate a stronger, more efficient corporate governance process than would the selection of a lead outside director (see Annex A).

•	The proponent argues that our current Board structure does not provide for effective oversight of management during crises.

•	We believe the Company’s responses to the challenging operating environment facing the financial services industry since early 2000 tell a very different story.

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Stan O’Neal was named President and COO in July 2001, CEO in December 2002, and Chairman in April 2003. Under Mr. O’Neal’s leadership, the Company’s performance has been impressive. The Company made a number of significant changes to the scale and capacity of its businesses, creating substantial operating leverage and record profitability. The Company reported the best pre-tax profit margin and net earnings in its history in 2003, and grew earnings in each of the last two years. In 2003, Merrill Lynch’s stock price increased by 53%, as compared with a 27% increase for the S&P 500.

•
In addition to these positive performance indicators, the Company has been proactive in shaping and implementing changes in business practices in the financial services industry with the objective of best serving our clients and shareholders alike.

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The Board believes that the current Board structure provides the right combination of strong executive leadership and independent oversight of the management’s performance and has benefited the shareholders by providing for strong and agile responses to a challenging environment. Mr. O’Neal has only recently been appointed Chairman of the Board. The Board believes that, at the present time, separating the offices of CEO and Chairman would impede Mr. O’Neal’s ability to run the Company effectively by creating two sources of authority. The Board also believes that the elevation of one independent director to the role of Chairman would interfere with the current extensive level of interaction between management and all other Board Members.

The Board of Directors recommends a vote AGAINST Shareholder Proposal 2.

Annex A

Significant Merrill Lynch Board Practices

1.	Overwhelming majority (9 of 10) of independent directors.

2.	All Board committees are composed entirely of independent directors.

3.
Strong independent Committee Chairs who set agendas for Committee meetings and review meeting schedules and materials to be sent to committee members. A substantial portion of the Board’s business is conducted in Committees and is reported to the full Board in presentations by the Chairs.

4.	The independent Board members meet regularly in executive session, at least four times a year, and the executive sessions are chaired by our independent Committee Chairs on a rotating basis.

5.
The Chairs of the Nominating and Corporate Governance Committee, the Audit and Finance Committees and the Management Development and Compensation Committee can call special meetings of their respective Committees as necessary.

6.	Any three directors can call a special meeting of the full Board of Directors.

7.	We believe that these practices provide the same benefits as having an independent Chairman or outside lead director, without the disadvantages.